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                                                                    Exhibit 4(g)

                               RELTEC CORPORATION

                      DIRECTORS' DEFERRED COMPENSATION PLAN

                 (Amended and Restated Effective April 1, 1998)

     RELTEC Corporation, a Delaware corporation ("RELTEC"), hereby adopts and publishes this instrument for the purpose of amending and restating, in its entirety, as of April 1, 1998, the provisions of its deferred compensation plan presently known as "RELTEC Holdings, Inc. Directors' Deferred Compensation Plan" (the "Plan") to read as set forth below.

1. A "Director", for the purposes of this Plan, is a person who is a nonemployee member of the Board of Directors of RELTEC. A "Board", for purposes of this Plan, is the RELTEC Board of Directors.

2. "Compensation", for the purposes of this Plan, means the total fees payable to a Director by RELTEC during a calendar year for services as a Director.

3. In order to participate in the Plan, a Director must execute a compensation deferral agreement to have his Compensation deferred by a specified percentage for crediting under this Plan. A compensation deferral agreement shall be filed by a Director with RELTEC (or its designee) on a form prescribed by it and shall be filed at such times as RELTEC may specify, but in all cases prior to the time such Compensation is to be earned by the Director. With respect to a Director's initial year of eligibility to participate in the Plan, the Director may elect to participate and defer Compensation earned after the

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     date of such election, effective as of the first day of any month following the date the Director files a compensation deferral agreement with RELTEC (or its designee). Except as otherwise provided in the immediately preceding sentence or as may be agreed upon otherwise between a Director and RELTEC, an election to participate and defer Compensation must be made in the calendar year preceding the calendar year in which the Compensation to be deferred is to be earned.

4. A compensation deferral election for the initial year of the Plan is irrevocable with respect to the Compensation to be deferred for the remainder of the initial year of the Plan. After the initial year of the Plan, once a compensation deferral election is made, such election is irrevocable with respect to the Compensation to be deferred for the following year. Elections to participate and defer Compensation shall continue in effect at the percentage rate elected until such election is revoked or modified by the Director in writing to RELTEC or its designee, but such change or revocation shall be effective only with respect to Compensation to be earned in and after the calendar year in which such change or revocation is made by the Director. Any new or modified compensation deferral election shall take effect only as to Compensation to be earned after such new or modified election is filed with RELTEC or its designee.

5. RELTEC shall deposit the Compensation that a Director elects to defer for a calendar year in an account maintained for the benefit of the Director under the RELTEC Deferred Compensation Plan Trust (the "Trust" or "Trust Fund"). Such amounts shall be credited

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     to the accounts of such Directors at such time as RELTEC, acting through one of its officers, shall direct (but not less frequently than quarterly).

6. RELTEC shall direct the trustee of the Trust to establish and maintain the following investment funds under the Trust for investment of contributions under this Plan:

          (a)  Vanguard Fixed Income Securities-Short Term Federal Bond Fund;

          (b)  Vanguard Bond Index Fund;

          (c)  Vanguard Index Trust-500 Portfolio;

          (d)  Vanguard/Windsor II Fund;

          (e)  Vanguard U.S. Growth Portfolio;

          (f)  Vanguard/PrimeCap Fund;

          (g)  Vanguard Explorer Fund; and

          (h)  Vanguard International Growth Portfolio.

     A Company Stock Fund may also be established as an Investment Fund under the Plan if directed by RELTEC.

     Subject to such limitations established by RELTEC or as may be required by law, a Director may request that the Compensation that he elects to defer hereunder be invested in whole in an Investment Fund or in one percent (1%) increments among such Investment Funds.

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     A Director may change any such investment election in accordance with the rules and procedures established by RELTEC or its delegate. A Director may direct a change with respect to the existing balance of his account in the Investment Funds in accordance with the rules and procedures established by RELTEC or its delegate.

     Separate sub-accounts shall be established on behalf of each Director under the Trust to reflect each Director's investment elections, and any earnings, gains or losses attributable to such elections.

7. A detailed record of the accounts shall be maintained and, promptly after the end of each calendar quarter, RELTEC (or its designee) shall deliver to each person for whom an account is maintained a statement setting forth the amount credited to his account at the end of the quarter and the transactions in such account during that quarter.

8. The amounts credited to a Director's account shall become distributable to him on the date he ceases to be a Director, or earlier with the approval of the Board; provided, however, that any single distribution or the first in a series of distributions permitted or required under this Plan shall be made within an administratively reasonable period of time after the event that requires or permits such distribution occurs. In the sole and exclusive discretion of the Board, all amounts credited to a Director's account shall be distributed to the Director in a single distribution or in a series of approximately equal

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     distributions over a period not to exceed ten (10) years, subject to appropriate tax withholding.

9. In the event of an Unforeseeable Financial Emergency (as hereinafter defined), a Director may request a distribution of all or a portion of his account balance by submitting a written request to RELTEC (or its designee) accompanied by documentation to demonstrate that the Director has a financial hardship due to an Unforeseeable Financial Emergency. RELTEC shall have the authority to require such documentation as it deems necessary to determine if a distribution is warranted.

     If an application for a hardship distribution due to an Unforeseeable Financial Emergency is approved, the distribution is limited to an amount sufficient to meet the Unforeseeable Financial Emergency. The distribution shall be payable in a method determined by RELTEC within an administratively reasonable period of time after approval of such distribution.

     A Director who has commenced receiving installment payments under the Plan may request acceleration of such payments in the event of an Unforeseeable Financial Emergency. RELTEC may permit accelerated payments to the extent such accelerated payment does not exceed the amount necessary to meet the emergency.

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     For purposes of the Plan, "Unforeseeable Financial Emergency" means a severe financial hardship to the Director resulting from a sudden and unexpected illness or accident of the Director or of a dependent of the Director, loss of the Director's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director. The circumstances that will constitute an "Unforeseeable Financial Emergency" would depend upon the facts of each case, but, in any case, payment may not be made in the event that such hardship is or may be relieved:

               (1) through reimbursement or compensation by insurance or otherwise,

               (2) by liquidation of the Director's assets, to the extent that liquidation of such assets wold not itself cause severe financial hardship, or

               (3)  by cessation of deferrals under the Plan.

10. In the event of the death of a Director before commencement or completion of the distribution of the amount credited to his account, the amount then credited to his account shall be distributed to the person entitled thereto under the provisions of any written designation previously filed with the Board, or, in the absence of any such designation, to the spouse (if surviving) of the Director, or otherwise to the Director's estate. Such distribution may take the form of a single distribution or a series of distributions, as provided for above, as determined by the Board; provided, however, that if the Director's death occurred after the commencement and before the completion of a series of distributions and the Board determines to distribute the remaining account balance in

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     series, the distribution shall take the form of a continuation of the same series of distributions originally determined by the Board.

11. In the event of the liquidation of RELTEC, or the sale of substantially all its assets, or its merger or consolidation, the Board may make any alterations in the provisions for distributing the amounts credited to the accounts which are appropriate and equitable under the circumstances and which are consistent with the spirit and purposes of the Plan, with respect to the affected Directors.

12. Notwithstanding Section 11 above, in the event of a Change of Control (as hereinafter defined), RELTEC shall notify each Director and each other person entitled to payments under the Plan as promptly as practicable after the occurrence of such event, of the person's right to receive, in lieu of all future amounts payable to him under the Plan, a single lump sum payment of the amount then credited to his account. The required payment shall be made to each person no later than thirty (30) days after the occurrence of such event. For purposes of the Plan, the term "Change of Control" shall mean:

               (1) a sale of all or substantially all of the assets of the Company to a Person who is not an Affiliate of Kohlberg Kravis Roberts & Co., L.P. ("KKR") or an entity in which the shareholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction,

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               (2)  a sale by KKR or any of its Affiliates resulting in more than 50% of the voting stock of the Company being held by a Person or Group that does not include KKR or any of its Affiliates, or

               (3) a merger or consolidation of the Company into another Person which is not an Affiliate of KKR or an entity in which the shareholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction.

               For  purposes of this Section,
               (A) "Group" means two or more Persons acting together as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Company;

               (B) "Affiliate" means (i) with respect to any person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person and (ii) with respect to the Company, also any entity designated by the Board of Directors of the Company in which the

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               Company or one of its Affiliates has an interest, and (c) with respect to KKR, also any Affiliate of any partner of KKR;

               (C) "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature; and

               (D) "Control" shall have the meaning given such term under Rule 405 of the Securities Act of 1933.

13. Benefits to be provided under this Plan shall be funded through the use of the Trust; provided, however, that this Plan is intended to be and will be construed as an "unfunded" plan under Title I of ERISA. The Trust Fund shall be held and administered for the sole purpose of providing payments to Participants in accordance with the provisions of this Plan and the Trust and defraying reasonable expenses of administration in accordance with the provisions of the Trust; provided that if (a) RELTEC is unable to pay its debts as they mature or as they become due, or (b) RELTEC files or has filed against it any proceedings under the bankruptcy laws of the United States or the State of Ohio, the Trust Fund shall be used to satisfy the claims of the general creditors of RELTEC.

14. Any notices required under the Plan shall be in writing and effective when received by the person to whom the notice is sent. Notices to a Director or the successor-in-interest

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     of a deceased Director shall be addressed to such person at his then current mailing address on file at RELTEC. Notices to RELTEC shall be addressed to the General Counsel and Vice President of RELTEC.

15. In construing any provisions of the Plan, the masculine gender shall include the feminine or neuter, and the singular number shall include the plural, and vice versa, as the context may require.

16. All questions of interpretation and application of the provisions of the Plan shall be decided by RELTEC, acting through its authorized officer or officers, whose decisions thereon shall be final and binding on all parties.

17. In the absence of bad faith, neither any member or former member of the Board nor any other person administering the Plan shall have any liability to RELTEC, or to any other person, firm or corporation based on or arising out of the Plan.

18. The right of any person to payments under this Plan shall be that of a general, unsecured creditor of RELTEC only, and no person shall have any legal or equitable interest in, charge against, or lien on any assets of RELTEC to secure any such payments.

19. This Plan may at any time be discontinued by the Board in its entirety or changed in part or in its entirety; provided, however, that no change or discontinuance shall accelerate the

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     obligation to make payments to any person not otherwise currently entitled to payments under the Plan, unless otherwise specifically so determined by the Board, relieve RELTEC of its obligations to make payments to any person then entitled to payments under the Plan, or reduce any existing account balance.

20. Except for amounts payable in respect of a deceased Director, a Director employee may not assign his right to receive any amounts under the Plan without the prior written consent of RELTEC.

     IN WITNESS WHEREOF, RELTEC CORPORATION, by its appropriate officers duly authorized, has executed this document effective as set forth herein.

                                                      RELTEC CORPORATION

                                                      By:
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                                                      Title:
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